UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – AUGUST 14, 2012

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

(678) 332-5000

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.03:             Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 25, 2012, the Board of Directors approved a new class of Series B 2012 Convertible Redeemable Preferred Stock to be designated from the Company’s authorized preferred stock (such new class is referred to herein as the “Preferred Stock”).  On August 14, 2012, the Company filed a Certificate of Designations with the State of Nevada regarding the rights and preferences of the Preferred Stock. The Preferred Stock shall be convertible to Common Stock at a conversion price of $3.00 per share (the “Conversion Price”).  The Preferred Stock shall have a dividend payable at the rate of six percent (6%) per annum, payable biannually within twenty (20) Business Days after each of December 31 and June 30 of each year, and for such shorter period at the earlier of conversion or redemption, in preference to any declaration or payment of dividends on Common Stock.  The dividend shall be payable by the Company in cash.  For any other dividends or similar distributions, the holders of Preferred Stock shall participate with Common Stock on an as-converted to Common Stock basis.  The Preferred Stock may be redeemed at the sole discretion of the Company at any time after the third anniversary of the date of issuance if the Preferred Stock has not been converted to Common Stock as of such date.  The Preferred Stock shall not be mandatorily redeemable and will not be redeemable by the holder.  The Preferred Stock automatically converts into Common Stock at the then-applicable Conversion Price upon the closing of an underwritten public offering of shares of Company Common Stock for a total gross offering value of not less than $40 million.  No further shares of Preferred Stock will be issued after the date of disclosure regarding such underwritten offering.  Up to 1,700,000 shares of the Preferred Stock are authorized for issuance by the Company.  As of the date of filing of this Report on Form 8-K, no shares of Preferred Stock have been issued.

In the event of any liquidation or winding up of the Company, along with any other rights, the Preferred Stock will be entitled to receive in preference to the holders of Common Stock and the preferred stock ranked junior to the Preferred Stock, an amount per share equal to the face value of the Preferred Stock plus any and all accrued dividends.  If the available assets to be distributed in any such event are insufficient to permit payment to the holders of Preferred Stock of their Preferred Stock preferential amount, such assets shall be distributed ratably among the holders of Preferred Stock in proportion to the amount of Preferred Stock held by each such holder.  After the payment of the Preferred Stock preferential amount to the holders of the Preferred Stock, the remaining assets or property distributable upon such liquidation shall be divided among the holders of Preferred Stock, and Common Stock on an as-converted pro rata basis.  All liquidation preferences are subject to subordination to all other creditors of the Company. Proceeds from the Preferred Stock will be used by the Company for working capital and general corporate purposes, with possible deployment for acquisition of additional towers or construction of new towers.

All Preferred Stock will vote together with Common Stock except with respect to any matters pertaining only to the Preferred Stock as to which the Preferred Stock will vote as a separate class.  The Preferred Stock will be subordinate to any indebtedness of the Company, including any senior credit facility.  For purposes of obtaining further financing for the operations, growth and development of the Company, the Company shall be permitted to: (i) encumber its assets for the purpose of obtaining financing from a bank or other asset-based lender; (ii) to issue one or more additional series of Preferred Stock; and (iii) cause the Company to offer and issue additional shares of Common Stock, warrants, options or other securities at any time; and (iv) in each case of the foregoing, grant such rights, preferences, terms and conditions within the respective agreements representing all such matters responsive to facts and circumstances pertaining to the Company, as reasonably determined by the Board of Directors.

Item 9.01:             Financial Statements and Exhibits.

(b)                           Exhibit List

Exhibit	Description

Exhibit 3.5	Certificate of Designations for Series B 2012 Convertible Redeemable Preferred Stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ PAUL MCGINN
Name: Paul McGinn Title: President and Chief Executive Officer

Date:      August 23, 2012